Hertz Appoints Kevin Sheehan to Board of Directors

ESTERO, Fla., August 21, 2018 /PRNewswire/ -- Hertz Global Holdings, Inc., (NYSE: HTZ) today announced the appointment of Kevin M. Sheehan to its Board of Directors. With his appointment, the size of the company’s Board has increased to eight directors. Mr. Sheehan will be a member of the Financing and Technology committees of the Board.

Mr. Sheehan has been a director of Scientific Games Corporation, a gaming and lottery company (“Scientific Games”), since 2016 and has served as Scientific Games’ Senior Advisor since June 1, 2018. From August 5, 2016 to May 2018, Mr. Sheehan served as the President and Chief Executive Officer at Scientific Games. Mr. Sheehan previously held several senior positions with Norwegian Cruise Line Holdings Ltd., a global cruise company, from November 2007 to January 2015. These positions included President from August 2010 to January 2015; Chief Executive Officer from November 2008 to January 2015; and Chief Financial Officer from November 2007 to September 2010. Mr. Sheehan also previously served as Chairman of the Board and Chief Executive Officer of Cendant Corporation’s Vehicle Services Division from March 2003 to March 2005, which included global responsibility for Avis Rent A Car, Budget Rent A Car, Budget Truck, PHH Vehicle Management, First Fleet and Wright Express.
“We are pleased to have Kevin join us. He is a proven leader who brings investment, financial, travel and business experience to our Board of Directors. We believe his insight and deep experience will make him a valued addition to the Board,” said Henry R. Keizer, Hertz’s Chairman of the Board.

Mr. Sheehan currently serves on the Boards of Directors of New Media, Inc., Scientific Games, and Dave & Buster's Entertainment, Inc. Mr. Sheehan received an undergraduate degree from Hunter College and an MBA from New York University’s Graduate School of Business.

About Hertz

The Hertz Corporation, a subsidiary of Hertz Global Holdings, Inc., operates the Hertz, Dollar and Thrifty vehicle rental brands in approximately 10,200 corporate and franchisee locations throughout North America, Europe, The Caribbean, Latin America, Africa, the Middle East, Asia, Australia and New Zealand. The Hertz Corporation is one of the largest worldwide rental companies, and the Hertz brand is one of the most recognized in the world. Product and service initiatives such as Hertz Gold Plus Rewards, Ultimate Choice, Carfirmations, Mobile Wi-Fi and unique vehicles offered through the Adrenaline, Dream, Green and Prestige Collections set Hertz apart from the competition. Additionally, The Hertz Corporation owns the vehicle leasing and fleet management leader Donlen, operates the Firefly vehicle rental brand and Hertz 24/7 car sharing business in international markets and sells vehicles through Hertz Car Sales. For more information about The Hertz Corporation, visit: www.hertz.com.
For further information: Hertz Media Relations, (844) 845-2180 (toll free), mediarelations@hertz.com